Contact:

Nutra Pharma Corp.

Nina Goldstein

877-895-5647

IR@nutrapharma.com

Nutra Pharma Letter to Shareholders

Nutra Pharma CEO, Rik J Deitsch, has published a letter to Shareholders outlining the current efforts and the future goals of the Company.

September 25, 2013 -- Coral Springs, Florida -- Nutra Pharma Corporation (OTCQB: NPHC), a biotechnology company that is developing treatments for Multiple Sclerosis (MS), Human Immunodeficiency Virus (HIV), Adrenomyeloneuropathy (AMN) and Pain, announced today that the Company's Chief Executive Officer, Rik J Deitsch, had published a Shareholder Letter on the Company's website.

“We have been very busy here at Nutra Pharma,” explained Rik J Deitsch, Chairman and CEO of Nutra Pharma Corporation. “I wanted to take this opportunity to update our shareholders and the public on the status of the Company and briefly outline our goals and expectations for the coming months,” he concluded.

Nutra Pharma currently produces three drugs for the treatment of pain: Cobroxin®, an over-the-counter pain reliever designed to treat moderate to severe (Stage 2) chronic pain; as well as Nyloxin® and Nyloxin™ Extra Strength, stronger versions of Cobroxin®. These products are currently available in the United States as an oral spray for treating back pain, neck aches, headaches, joint pain, migraines, and neuralgia, and as a topical gel for treating joint pain, neck pain, arthritis pain, and pain from repetitive stress.

The Shareholder Letter is available on the Company's website at: http://www.nutrapharma.com/Sep2013_shareholder_letter.pdf

About Nutra Pharma Corp.

Nutra Pharma Corporation operates as a biotechnology company specializing in the acquisition, licensing, and commercialization of pharmaceutical products and technologies for the management of neurological disorders, cancer, autoimmune, and infectious diseases, including Multiple Sclerosis (MS), Human Immunodeficiency Virus (HIV), Adrenomyeloneuropathy (AMN) and Pain. Additionally, the Company markets several drug products for sale for the treatment of pain under the brands Cobroxin® and Nyloxin™. For additional information about Nutra Pharma, visit:

http://www.NutraPharma.com or

http://www.nyloxin.com

SEC Disclaimer

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Nutra Pharma's ("the Company") business plan. The publication of this Shareholder Letter should not be construed as an indication in any way whatsoever of the future value of the Company’s common stock or its financial value. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

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